Exhibit 5.1

June 9, 2004

US LEC Corp.

Morrocroft III

6801 Morrison Boulevard

Charlotte, North Carolina 28211

Re:	179,061 Shares of US LEC Corp. Class A Common Stock to be Sold Pursuant to a Registration Statement on Form S-3 (Registration No. 333-115545)

Ladies and Gentlemen:

We have acted as counsel to US LEC Corp., a Delaware corporation (the “Company”), in connection with the filing by the Company with the U.S. Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 with respect to 179,061 shares of the Company’s Class A common stock, par value $.01 per share (the “Common Stock”), 152,811 of which (the “Shares”) were issued pursuant to an Asset Purchase Agreement (the “APA”) dated December 3, 2003 by and among the Company and the purchasers identified therein. The remaining 26,250 shares of Common Stock (the “Warrant Shares”) are issuable upon the exercise of warrants (the “Warrants”) pursuant to the terms of a Private Placement Engagement Agreement (the “PPE”) dated as of November 7, 2003.

In giving this opinion, we have reviewed a copy of the PPE, the APA, the Registration Statement and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. In such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the original document of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to us as original documents, the correctness of all statements of fact contained in all such original documents and the lack of any undisclosed termination, modification, waiver or amendment in respect of any document reviewed by us. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

Based upon the foregoing, we are of the opinion that (i) the Shares to be offered and sold pursuant to the Registration Statement are legally issued, fully paid and nonassessable and (ii) the Warrant Shares to be offered and sold pursuant to the Registration Statement, upon issuance against payment of the exercise price pursuant to the terms of the Warrants, will be validly issued, fully paid and nonassessable.

This opinion is delivered to you solely for your use in connection with the Registration Statement and may not be used or relied upon by you for any other purpose or by any other person without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

MOORE & VAN ALLEN PLLC

/s/  Moore & Van Allen PLLC